AMENDMENT NO. 2 TO DEPOSIT AGREEMENT

AMENDMENT NO. 2 dated as of May   , 2011 (the "Amendment") to the Deposit Agreement dated as of June 1, 1992 (as previously amended as of March 31, 1997, the "Deposit Agreement"), among Kimberly Clark de Mexico, S.A.B. de C.V., a corporation organized under the laws of the United Mexican States (the "Company"), JPMorgan Chase Bank, N.A. (fka Morgan Guaranty Trust Company of New York), as depositary (the "Depositary"), and all holders from time to time of American Depositary Receipts ("Receipts") issued thereunder.

W I T N E S S E T H:

WHEREAS, the Company and the Depositary executed the Deposit Agreement for the purposes set forth therein; and

WHEREAS, pursuant to Section 6.01 of the Deposit Agreement, the Company and the Depositary desire to amend certain terms of the Deposit Agreement and the Receipts.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Depositary hereby agree to amend the Deposit Agreement as follows:

ARTICLE I
DEFINITIONS

SECTION 1.01.  Definitions.  Unless otherwise defined in this Amendment, all capitalized terms used, but not otherwise defined, herein shall have the meaning given to such terms in the Deposit Agreement.

ARTICLE II
AMENDMENTS TO DEPOSIT AGREEMENT AND FORM OF RECEIPT

SECTION 2.01.  All references in the Deposit Agreement to the term "Deposit Agreement" shall, as of the Effective Date (as herein defined), refer to the Deposit Agreement, as amended by this Amendment.

SECTION 2.02.  All references in the Deposit Agreement and Form of Receipt to the Depositary shall be references to JPMorgan Chase Bank, N.A., a national banking association organized under the laws of the United States.

SECTION 2.03.  Section 5.03 of the Deposit Agreement and Paragraph (18) of the form of Receipt are each amended to include the following at the conclusion thereof:

The Depositary shall not be liable for the acts or omissions made by any securities depository, clearing agency or settlement system in connection with or arising out of book-entry settlement of Deposited Securities or otherwise.    The Depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any Custodian that is not a branch or affiliate of JPMorgan Chase Bank, N.A.   The Depositary shall be under no obligation to inform Holders or any other holders of an interest in an American Depositary Share about the requirements of Mexican law, rules or regulations or any changes therein or thereto.   Neither the Depositary nor any of its agents shall be liable to Holders or beneficial owners of interests in American Depositary Shares or to any other persons or entities for any indirect, special, punitive or consequential damages (including, without limitation, lost profits) of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought.

SECTION 2.04.  The first sentence of Section 5.05 of the Deposit Agreement is amended to read as follows:

The Depositary may from time to time appoint one or more agents to act for it as Custodian hereunder.

SECTION 2.05.  The first two sentences of Section 5.11 of the Deposit Agreement and all of paragraph (11) of the form of Receipt are amended to read as follows:

The Company publishes information in English required to maintain the exemption from registration under Rule 12g3-2(b) under the Securities Exchange Act of 1934 on its Internet Web site (www.kimberly-clark.com.mx) or through an electronic information delivery system generally available to the public in its primary trading market. The Company represents that the statements in the previous sentence of this paragraph (10) with respect to the exemption from registration under Rule 12g3-2(b) under the Securities Exchange Act of 1934, as amended, are true and correct.  The Company agrees to promptly notify the Depositary and all Holders in the event of any change in the truth of any such statements.  The Depositary does not assume any duty to determine if the Company is complying with the current requirements of Rule 12g3-2(b) under the Securities Exchange Act of 1934 or to take any action if the Company is not complying with those requirements.

SECTION 2.06.  Paragraph (8) of the form of Receipt and Exhibit B to the Deposit Agreement are each amended to read as follows:

The Depositary may charge, and collect from, (i) each person to whom American Depositary Shares are issued, including, without limitation, issuances against deposits of Shares, issuances in respect of Share distributions, rights and other distributions, issuances pursuant to a stock dividend or stock split declared by the Company, or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the American Depositary Shares or the Deposited Securities, and (ii) each person surrendering American Depositary Shares for withdrawal of Deposited Securities or whose American Depositary Shares are cancelled or reduced for any other reason, U.S.$5.00 for each 100 American Depositary Shares (or portion thereof) issued, delivered, reduced, cancelled or surrendered (as the case may be). The Depositary may sell (by public or private sale) sufficient securities and property received in respect of Share distributions, rights and other distributions prior to such deposit to pay such charge. The following additional charges shall be incurred by the Holders, by any party depositing or withdrawing Shares or by any party surrendering American Depositary Shares, to whom American Depositary Shares are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by the Company or an exchange of stock regarding the American Depositary Shares or the Deposited Securities or a distribution of American Depositary Shares pursuant to any section of Article IV of the Deposit Agreement), whichever is applicable (i) a fee of U.S.$0.02 or less per American Depositary Share for any cash distribution made pursuant to the Deposit Agreement, (ii) a fee of U.S.$1.50 per Receipt or Receipts for transfers made on the books of the Depositary, (iii) a fee for the distribution or sale of securities, such fee being in an amount equal to the fee for the execution and delivery of American Depositary Shares referred to above which would have been charged as a result of the deposit of such securities (for purposes of this paragraph (8) treating all such securities as if they were Shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the Depositary to Holders entitled thereto, (iv) an aggregate fee of U.S.$0.02 per American Depositary Share per calendar year (or portion thereof) for services performed by the Depositary under the Deposit Agreement (which fee may be charged on a periodic basis during each calendar year and shall be assessed against Holders as of the record date or record dates set by the Depositary during each calendar year and shall be payable at the sole discretion of the Depositary by billing such Holders or by deducting such charge from one or more cash dividends or other cash distributions), and (v) reimbursement of such fees, charges and expenses as are incurred by the Depositary and/or any of the Depositary's agents (including, without limitation, the Custodian and expenses incurred on behalf of Holders in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in connection with the servicing of the Shares or other Deposited Securities, the delivery of Deposited Securities or otherwise in connection with the Depositary's or its Custodian's compliance with applicable law, rule or regulation (which charge shall be assessed on a proportionate basis against Holders as of the record date or dates set by the Depositary and shall be payable at the sole discretion of the Depositary by billing such Holders or by deducting such charge from one or more cash dividends or other cash distributions). The Company will pay all other charges and expenses of the Depositary and any agent of the Depositary (except the Custodian) pursuant to agreements from time to time between the Company and the Depositary, except (i) stock transfer or other taxes and other governmental charges (which are payable by Holders or persons depositing Shares), (ii) cable, telex and facsimile transmission and delivery charges incurred at the request of persons depositing, or Holders delivering Shares, Receipts or Deposited Securities (which are payable by such persons or Holders), (iii) transfer or registration fees for the registration or transfer of Deposited Securities on any applicable register in connection with the deposit or withdrawal of Deposited Securities (which are payable by persons depositing Shares or Holders withdrawing Deposited Securities; there are no such fees in respect of the Shares as of the date of the Deposit Agreement), and (iv) expenses of the Depositary in connection with the conversion of foreign currency into U.S. dollars (which are paid out of such foreign currency). Such charges may at any time and from time to time be changed by agreement between the Company and the Depositary.

SECTION 2.07.  The last sentence of Paragraph (19) of the form of Receipt is amended to read as follows:

The Depositary may at any time appoint substitute or additional Custodians and the term “Custodian” refers to each Custodian or all Custodians as the context requires.

SECTION 2.08.  The form of Receipt, reflecting the amendments set forth herein, is amended and restated to read as set forth as Exhibit A hereto.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.01.   Representations and Warranties of the Company.  The Company represents and warrants to, and agrees with, the Depositary and the Holders, that:

(a)  This Amendment, when executed and delivered by the Company, and the Deposit Agreement and the Form F-6 as executed and delivered by the Company in connection herewith, will be and have been, respectively, duly and validly authorized, executed and delivered by the Company, and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles; and

(b)  In order to ensure the legality, validity, enforceability or admissibility into evidence of this Amendment or the Deposit Agreement as amended hereby, and any other document furnished hereunder or thereunder in The United Mexican States, neither of such agreements need to be filed or recorded with any court or other authority in The United Mexican States, nor does any stamp or similar tax need to be paid in The United Mexican States on or in respect of such agreements; and

(c)  All of the information provided to the Depositary by the Company in connection with this Amendment is true, accurate and correct.

SECTION 3.02.  Representations and Warranties of the Depositary.  The Depositary represents and warrants to, and agrees with, the Company that this Amendment, when executed and delivered by the Depositary, and the Deposit Agreement and the Form F-6 as executed and delivered by the Depositary in connection herewith, will be and have been, respectively, duly and validly authorized, executed and delivered by the Depositary, and constitute the legal, valid and binding obligations of the Depositary, enforceable against the Depositary in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

ARTICLE IV

MISCELLANEOUS

SECTION 4.01.  Effective Date.  This Amendment is dated as of the date set forth above and shall be effective as of the date hereof, provided the amendments set forth in Section 2.06 hereof shall not be effective until thirty days after notice hereof is first provided to Holders.

SECTION 4.02.  Indemnification.  The parties hereto shall be entitled to all of the benefits of the indemnification provisions of Section 5.08 of the Deposit Agreement, as amended hereby in connection with any and all liability it or they may incur as a result of the terms of this Amendment and the transactions contemplated herein.

SECTION 4.03.  Governing Law; Jurisdiction.  The Deposit Agreement, the Amendment and the Receipts as amended hereby shall be governed by and construed in accordance with the laws of the State of New York.  Any dispute, legal suit, action or proceeding arising out of or based upon the Deposit Agreement (as amended by the Amendment) or the transactions contemplated thereby shall be submitted to the exclusive jurisdiction of the Courts of New York, New York.

SECTION 4.04.  Outstanding Receipts.    Receipts issued prior or subsequent to the date hereof, which do not reflect the changes to the form of Receipt effected hereby, do not need to be called in for exchange and may remain outstanding until such time as the Holders thereof choose to surrender them for any reason under the Deposit Agreement.  The Depositary is authorized and directed to take any and all actions deemed necessary to effect the foregoing.

IN WITNESS WHEREOF, the Company and the Depositary have caused this Amendment to be executed by representatives thereunto duly authorized as of the date set forth above and all Holders shall become parties hereto by holding American Depositary Shares as of the Effective Date.

Kimberly Clark de Mexico, S.A.B. de C.V

By:
Name:	Jorge Lara Flores
Title:	Chief Financial Officer

JPMorgan Chase Bank, N.A.

By:
Name:
Title:

EXHIBIT A

ANNEXED TO AND INCORPORATED IN
AMENDMENT TO DEPOSIT AGREEMENT

THIS RECEIPT CONVEYS NO VOTING RIGHTS IN

RESPECT OF THE SERIES A COMMON STOCK REFERRED TO BELOW.

ONLY MEXICAN NATIONALS MAY OWN SUCH

STOCK DIRECTLY.

AMERICAN DEPOSITARY RECEIPT

evidencing

AMERICAN DEPOSITARY SHARES

representing

CERTIFICADOS DE PARTICIPACION ORDINARIOS

representing

SERIES A COMMON STOCK

of

KIMBERLY CLARK DE MEXICO, S.A.B. DE C.V.

(Incorporated under the
laws of the United Mexican States)

No. ___________

JPMORGAN CHASE BANK, N.A., a national banking association organized under the laws of the United States, as depositary (the "Depositary"), hereby certifies that ______________________ is the owner of ____________________ American Depositary Shares, representing deposited CERTIFICADOS DE PARTICIPACION ORDINARIOS ("CPOs") representing shares of Series A common stock, no par value ("Stock"), including rights to receive such CPOs ("Shares"), of KIMBERLY CLARK DE MEXICO, S.A.B. DE C.V., a corporation organized under the laws of the United Mexican States (the "Company"). The CPOs are issued by the trust (the "Trust"; see paragraph 23) created under the trust agreement dated November 24, 1989 between Nacional Financiera, S.N.C., as Settlor, and Nacional Financiera, S.N.C., as Trustee, and acknowledged by S.D. Indeval, S.A. de C.V. ("Indeval"). At the date hereof, each American Depositary Share represents five CPOs deposited under the Deposit Agreement (hereinafter defined) at the Mexico City office of Banco Nacional de Mexico, S.N.C., as Custodian (the "Custodian"). Each CPO represents the financial interest in one share of Stock. Only Mexican nationals and entities with foreign exclusion clauses (as defined under Mexican laws) may hold Stock. See paragraph (14) for a discussion of how the Stock in respect of American Depositary Shares will be voted. Capitalized terms used herein that are not defined herein shall have the meanings assigned to them in the Deposit Agreement.

(1)           The Deposit Agreement. This American Depositary Receipt is one of the receipts (the "Receipts") executed and delivered pursuant to the Deposit Agreement dated as of June 1, 1992 (as amended from time to time, the "Deposit Agreement") by and among the Company, the Depositary and all registered holders ("Holders") from time to time of Receipts, each of whom by accepting a Receipt becomes a party thereto, bound by all applicable terms and provisions thereof and hereof. The Deposit Agreement sets forth the rights of Holders and the rights and duties of the Depositary in respect of the Shares deposited thereunder and any and all other securities, property and cash from time to time received in respect of such Shares and held thereunder (such Shares, securities, property and cash, collectively, the "Deposited Securities"). Copies of the Deposit Agreement, the Trust and of the Company's provisions of or governing Deposited Securities are on file at the Depositary's Office, the office of the Custodian and at any other designated transfer office. The statements made on the face and the reverse of this Receipt are summaries of certain provisions of the Deposit Agreement and are qualified by and subject to the detailed provisions thereof. The Depositary makes no representation or warranty as to the validity or worth of the Deposited Securities.

(2)           Withdrawal of Deposited Securities. Upon surrender of this Receipt and payment of the fee of the Depositary provided for in paragraph (8) of this Receipt at the Depositary's Office or at such other offices as it may designate, subject to the Deposit Agreement and the provisions of or governing the Deposited Securities, the Holder hereof is entitled to the delivery without unreasonable delay at the office of the Custodian to such Holder or upon such Holder's order of the Deposited Securities at the time represented by the American Depositary Shares evidenced by this Receipt. At the request, risk and expense of the Holder hereof, the Depositary may deliver such Deposited Securities at the Depositary's Office or at such other place as may have been requested by the Holder. Delivery of Deposited Securities may be made by the delivery of certificates to the extent such Deposited Securities may be represented by certificates. It is expressly acknowledged by the Holders that in accordance with the provisions governing the Trust and under Mexican Law, Holders and holders of CPOs which are non-Mexican nationals, non-Mexican entities or Mexican entities without a foreign exclusion clause, in each case, as defined under Mexican law, are not entitled to withdraw the Stock underlying the CPOs. Notwithstanding any other provision of the Deposit Agreement or this Receipt, the Depositary may restrict the withdrawal of Deposited Securities only for the reasons set forth in General Instruction I.A. (1) of Form F-6 under the Securities Act of 1933.

(3)           Transfers, Split-ups and Combinations. Subject to paragraph (4), this Receipt is transferable on the register maintained by the Depositary by the Holder hereof in person or by duly authorized attorney, upon surrender of this Receipt at any designated transfer office properly endorsed or accompanied by proper instruments of transfer and duly stamped as may be required by applicable law; provided that the Depositary may, after notice to the Company, if practicable, close the Receipt register at any time or from time to time when deemed expedient by it in connection with the performance of its duties under the Deposit Agreement. This Receipt may be split into other Receipts or may be combined with other Receipts into one Receipt, evidencing the same aggregate number of American Depositary Shares as those evidenced by the Receipt or Receipts surrendered.

(4)           Certain Limitations. Prior to the execution and delivery, registration, registration of transfer, split-up or combination of any Receipt, the delivery of any distribution in respect thereof, or, subject to the last sentence of paragraph (2), the withdrawal of any Deposited Securities, the Depositary, the Company or the Custodian may require: (a) payment of (i) any stock transfer or other tax or other governmental charge with respect thereto, (ii) any stock transfer or registration fees in effect for the registration of transfers of Shares or other Deposited Securities upon any applicable register and (iii) any applicable charges as provided in paragraph (8) of this Receipt; (b) the production of proof satisfactory to it of the identity and genuineness of any signature and of such other information (including without limitation information as to citizenship, residence, exchange control approval, or legal or beneficial ownership of any securities) as it may deem necessary or proper or as the Company may require; and (c) compliance with such regulations, if any, as the Depositary may establish consistent with the Deposit Agreement. The delivery of Receipts against deposits of Shares may be suspended, deposits of Shares may be refused, or the registration of transfer of Receipts, their split-up or combination or, subject to the last sentence of paragraph (2), the withdrawal of Deposited Securities may be suspended, generally or in particular instances, when the Receipt register or any register for Shares or other Deposited Securities is closed or when any such action is deemed necessary or advisable by the Depositary or the Company. The Depositary may issue Receipts against rights to receive Shares from the Company, or any registrar, transfer agent, clearing agency or other entity recording Share ownership or transactions. The Depositary will not issue Receipts against other rights to receive Shares unless (x) such Receipts are fully collateralized (marked to market daily) with cash or U.S. government securities until such Shares are deposited, (y) the applicant for such Receipts represents in writing that it owns such Shares and will deliver them upon the Depositary's request (no evidence of ownership is required or time of delivery specified) and (z) all such Receipts represent not more than 20% of Shares actually deposited. Such collateral, but not the earnings thereon, will be held for the benefit of the Holders. The Depositary may retain for its own account any compensation for the issuance of Receipts against such other rights to receive Shares, including without limitation earnings on the collateral securing such rights. Subject to the provisions of this paragraph (4) with respect to the issuance of Receipts against other rights to receive Shares, neither the Depositary nor the Custodian shall lend Deposited Securities. The Depositary will not knowingly accept for deposit under the Deposit Agreement any Shares required to be registered under the Securities Act of 1933 and not so registered; the Depositary may refuse to accept for such deposit any Shares identified by the Company in order to facilitate the Company's compliance with securities laws in the United States.

(5)           Liability of Holder for Taxes. If any tax or other governmental charge shall become payable by or on behalf of the Custodian or the Depositary with respect to this Receipt or any Deposited Securities represented by the American Depositary Shares evidenced by this Receipt, such tax or other governmental charge shall be payable by the Holder hereof, who shall pay the amount thereof to the Depositary. The Depositary may refuse to effect any registration of transfer of this Receipt or any split-up or combination hereof or any withdrawal of such Deposited Securities until such payment is made, and may withhold or deduct from any distributions on such Deposited Securities, or may sell for the account of the Holder hereof any part or all of such Deposited Securities (after attempting by reasonable means to notify the Holder hereof prior to such sale), and may apply such cash or the proceeds of any such sale in payment of such tax or other governmental charge, the Holder hereof remaining liable for any deficiency.

(6)           Warranties by Depositor. Every person depositing Shares under the Deposit Agreement shall be deemed thereby to represent and warrant that such Shares and each certificate therefor are validly issued and outstanding, fully paid, nonassessable and free of pre-emptive rights, that the person making such deposit is duly authorized so to do and that such Shares are not "restricted securities" as such term is defined in Rule 144 under the Securities Act of 1933. Such representations and warranties shall survive the deposit of Shares and issuance of Receipts.

(7)           Disclosure of Interests; Limitations. To the extent that provisions of or governing any Deposited Securities may require the disclosure or limitation of beneficial or other ownership interests in Deposited Securities, other Shares of Stock or other securities to the Company and may provide for blocking transfer and voting or other rights to enforce such disclosure or limit such ownership, including without limitation mandatory disposition of Deposited Securities and cancellation of related Receipts, the Depositary has agreed to use its reasonable efforts to comply with Company instructions as to Receipts in respect of any such enforcement or limitation and Holders and all persons taking and holding Receipts thereby agree to comply with all such disclosure requirements and ownership limitations and to cooperate with the Depositary in the Depositary's compliance with such Company instructions.

(8)           Charges of Depositary. The Depositary may charge, and collect from, (i) each person to whom American Depositary Shares are issued, including, without limitation, issuances against deposits of Shares, issuances in respect of Share distributions, rights and other distributions, issuances pursuant to a stock dividend or stock split declared by the Company, or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the American Depositary Shares or the Deposited Securities, and (ii) each person surrendering American Depositary Shares for withdrawal of Deposited Securities or whose American Depositary Shares are cancelled or reduced for any other reason, U.S.$5.00 for each 100 American Depositary Shares (or portion thereof) issued, delivered, reduced, cancelled or surrendered (as the case may be). The Depositary may sell (by public or private sale) sufficient securities and property received in respect of Share distributions, rights and other distributions prior to such deposit to pay such charge. The following additional charges shall be incurred by the Holders, by any party depositing or withdrawing Shares or by any party surrendering American Depositary Shares, to whom American Depositary Shares are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by the Company or an exchange of stock regarding the American Depositary Shares or the Deposited Securities or a distribution of American Depositary Shares pursuant to any section of Article IV of the Deposit Agreement), whichever is applicable (i) a fee of U.S.$0.02 or less per American Depositary Share for any cash distribution made pursuant to the Deposit Agreement, (ii) a fee of U.S.$1.50 per Receipt or Receipts for transfers made on the books of the Depositary, (iii) a fee for the distribution or sale of securities, such fee being in an amount equal to the fee for the execution and delivery of American Depositary Shares referred to above which would have been charged as a result of the deposit of such securities (for purposes of this paragraph (8) treating all such securities as if they were Shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the Depositary to Holders entitled thereto, (iv) an aggregate fee of U.S.$0.02 per American Depositary Share per calendar year (or portion thereof) for services performed by the Depositary under the Deposit Agreement (which fee may be charged on a periodic basis during each calendar year and shall be assessed against Holders as of the record date or record dates set by the Depositary during each calendar year and shall be payable at the sole discretion of the Depositary by billing such Holders or by deducting such charge from one or more cash dividends or other cash distributions), and (v) reimbursement of such fees, charges and expenses as are incurred by the Depositary and/or any of the Depositary's agents (including, without limitation, the Custodian and expenses incurred on behalf of Holders in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in connection with the servicing of the Shares or other Deposited Securities, the delivery of Deposited Securities or otherwise in connection with the Depositary's or its Custodian's compliance with applicable law, rule or regulation (which charge shall be assessed on a proportionate basis against Holders as of the record date or dates set by the Depositary and shall be payable at the sole discretion of the Depositary by billing such Holders or by deducting such charge from one or more cash dividends or other cash distributions). The Company will pay all other charges and expenses of the Depositary and any agent of the Depositary (except the Custodian) pursuant to agreements from time to time between the Company and the Depositary, except (i) stock transfer or other taxes and other governmental charges (which are payable by Holders or persons depositing Shares), (ii) cable, telex and facsimile transmission and delivery charges incurred at the request of persons depositing, or Holders delivering Shares, Receipts or Deposited Securities (which are payable by such persons or Holders), (iii) transfer or registration fees for the registration or transfer of Deposited Securities on any applicable register in connection with the deposit or withdrawal of Deposited Securities (which are payable by persons depositing Shares or Holders withdrawing Deposited Securities; there are no such fees in respect of the Shares as of the date of the Deposit Agreement), and (iv) expenses of the Depositary in connection with the conversion of foreign currency into U.S. dollars (which are paid out of such foreign currency). Such charges may at any time and from time to time be changed by agreement between the Company and the Depositary.

(9)           Title to Receipts. Title to this Receipt (and to the Deposited Securities represented by the American Depositary Shares evidenced hereby), when properly endorsed or accompanied by proper instruments of transfer, is transferable by delivery with the same effect as in the case of a negotiable instrument under the laws of the State of New York; provided that the Depositary, notwithstanding any notice to the contrary, may treat the person in whose name this Receipt is registered on the register maintained by the Depositary as the absolute owner hereof for the purpose of determining the person entitled to any distribution or notice and for all other purposes.

(10)           Validity of Receipt. This Receipt shall not be entitled to any benefits under the Deposit Agreement or be valid or obligatory for any purpose unless executed by the Depositary by the manual or facsimile signature of a duly authorized officer of the Depositary.

(11)           Available Information. The Company publishes information in English required to maintain the exemption from registration under Rule 12g3-2(b) under the Securities Exchange Act of 1934 on its Internet Web site (www.kimberly-clark.com.mx) or through an electronic information delivery system generally available to the public in its primary trading market. The Company represents that the statements in the previous sentence of this paragraph (10) with respect to the exemption from registration under Rule 12g3-2(b) under the Securities Exchange Act of 1934, as amended, are true and correct.  The Company agrees to promptly notify the Depositary and all Holders in the event of any change in the truth of any such statements.  The Depositary does not assume any duty to determine if the Company is complying with the current requirements of Rule 12g3-2(b) under the Securities Exchange Act of 1934 or to take any action if the Company is not complying with those requirements.

Dated:

JPMORGAN CHASE BANK, N.A.,
        as Depositary

By  ___________________________
      Authorized Officer

The address of the Depositary's Office is 1 Chase Manhattan Plaza, Floor 58, New York, New York 10005.

[FORM OF REVERSE OF RECEIPT]

SUMMARY OF CERTAIN ADDITIONAL PROVISIONS

OF THE DEPOSIT AGREEMENT

(12)           Distributions Upon Deposited Securities. Whenever the Depositary or the Custodian shall receive any cash dividend or other cash distribution upon any Deposited Securities, the Depositary shall, subject to the Deposit Agreement, distribute the amount thus received, by checks drawn on a bank in the United States, to the Holders on the record date set by the Depositary therefor of Receipts evidencing American Depositary Shares representing such Deposited Securities, in proportion to the number of American Depositary Shares representing such Deposited Securities held by each of them respectively; provided that the Depositary shall make appropriate adjustments in the amounts so distributed in respect of (a) any of the Deposited Securities being not entitled, by reason of its date of issuance or otherwise, to receive all or any portion of such distribution or (b) any amounts (i) required to be withheld by the Company, the Custodian or the Depositary on account of taxes or (ii) charged by the Depositary in connection with the conversion of foreign currency into U.S. dollars. Cash distributions and cash proceeds from sales of non-cash distributions in foreign currency will be converted by sale or such other manner as the Depositary may determine into U.S. dollars (net of the Depositary's charges and expenses in effecting such conversion) before distribution to Holders. If in the judgment of the Depositary amounts received in foreign currency may not be converted on a reasonable basis into U.S. dollars transferable to the United States, or may not be so convertible for all of the Holders entitled thereto, the Depositary, after consultation with the Company, may in its discretion make such conversion and distribution in U.S. dollars to the extent reasonable and permissible to the Holders entitled thereto and may distribute the balance in foreign currency to the Holders entitled thereto or hold such balance or all such foreign currency for the Holders entitled thereto (without liability for interest thereon). If any distribution upon any Deposited Securities consists of a dividend in, or free distribution of, Shares, the Depositary may, with the Company's approval, and shall, if the Company shall so request, subject to the Deposit Agreement, distribute to the Holders on a record date set by the Depositary therefor of Receipts evidencing American Depositary Shares representing such Deposited Securities, in proportion to the number of American Depositary Shares representing such Deposited Securities held by each of them respectively, additional Receipts for an aggregate number of Depositary Shares representing the number of Shares received as such dividend or free distribution. In lieu of delivering Receipts for fractional American Depositary Shares in the case of any such distribution, the Depositary shall sell the number of Shares represented by the aggregate of such fractions and distribute the net proceeds to the Holders entitled thereto as in the case of a distribution received in cash. If additional Receipts are not so distributed, each American Depositary Share shall thenceforth also represent its proportionate interest in the additional Shares so distributed upon such Deposited Securities. If the Company shall offer or cause to be offered to the holders of any Deposited Securities any rights to subscribe for additional Shares or any rights of any nature, the Depositary, after consultation with the Company, shall have discretion as to whether and how such rights are to be made available to the Holders; provided that the Depositary will, if requested by the Company, after consultation with the Company, either (y) make such rights available to Holders by means of warrants or otherwise, if lawful and feasible, or (z) if making such rights available is not lawful or not feasible, or if such rights or warrants are not exercised and appear to be about to lapse, sell such rights or warrants at public or private sale, at such place or places and upon such terms as the Depositary may deem proper, and allocate the proceeds of such sales for account of the Holders otherwise entitled thereto upon an averaged or other practicable basis without regard to any distinctions among such Holders because of exchange restrictions, or the date of delivery of any Receipt or Receipts, or otherwise, and distribute the net proceeds so allocated to the Holders entitled thereto as in the case of a distribution received in cash. The Depositary, after consultation with the Company, will distribute to Holders on the record date set by it therefor any distribution on Deposited Securities other than cash, Shares or rights in any manner that the Depositary deems equitable and practicable; provided if in the opinion of the Depositary any distribution other than cash, Shares or rights upon any Deposited Securities cannot be made proportionately among the Holders entitled thereto, or if for any other reason the Depositary deems such distribution not to be feasible, the Depositary may adopt such method as it may deem equitable for the purpose of effecting such distribution, including the sale (at public or private sale) of the securities or property thus received, or any part thereof, and the net proceeds of any such sale will be distributed by the Depositary to the Holders entitled thereto as in the case of a distribution received in cash. The Depositary need not distribute securities, Receipts or rights unless the Company furnishes certain evidence or opinions in respect of United States securities laws (which the Company has no obligation to do). Because Mexican law does not contemplate the issuance of preemptive rights in negotiable form and the possibility of such issuance is unlikely, a liquid market for rights may not exist, and this may adversely affect (i) the amount the Depositary would realize upon disposal of rights and (ii) the ability of the Depositary to dispose of such rights. If by the terms of the rights offering or by reason of any applicable law, the Depositary may neither make such rights available to the Holders nor dispose of such rights and distribute the net proceeds thereof, the Depositary may allow the rights to lapse. The Depositary shall have no obligation to subscribe for any rights whether negotiable or nonnegotiable.

(13)           Record Dates. Whenever any distribution is being made upon any Deposited Securities or any meeting of holders of Shares or other Deposited Securities is being held or whenever the Depositary shall find it necessary or convenient in connection with the giving of any notice, solicitation of any consent or any other matter, the Depositary will, after consultation with the Company to the extent practicable, fix a record date (which shall be as near as practicable to the corresponding record date for Deposited Securities set by the Company) for the determination of the Holders who shall be entitled to receive such distribution or the net proceeds of the sale thereof, to give instructions for the exercise of voting rights at any such meeting, to receive such notice or solicitation or act in respect of such other matter, subject to the provisions of the Deposit Agreement.

(14)           Voting of Deposited Securities. Pursuant to the provisions of the Shares and the Trust, the Stock underlying the Shares is voted by the Trust in the same manner as the holders of a majority of all other Stock that is not held in the Trust shall have voted at such meeting. Holders may exercise voting rights only in respect of amendments to the Trust. As soon as practicable after receipt of notice of any meeting or solicitation of consents or proxies of holders of Shares relating to an amendment to the Trust or of any other matter being submitted to holders of other Deposited Securities, the Depositary shall mail to Holders a notice containing (a) such information as is contained in such notice and in the solicitation materials, if any, (b) a statement that each Holder at the close of business on a specified record date will be entitled, subject to the provisions of or governing Deposited Securities, to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the Deposited Securities represented by the American Depositary Shares evidenced by such Holders' Receipts and (c) a statement as to the manner in which such instructions may be given. Upon the written request of a Holder on such record date, received on or before the date established by the Depositary for such purpose, the Depositary shall endeavor insofar as practicable and permitted under the provisions of or governing Deposited Securities to vote or cause to be voted the Deposited Securities represented by the American Depositary Shares evidenced by such Holder's Receipts in accordance with any instructions set forth in such request. The Depositary will not itself exercise any voting discretion over any Deposited Securities. Holders of CPOs representing at least 10% of the aggregate number of CPOs outstanding may request that the Common Representative (as such term is defined in the Trust) call a meeting of holders of CPOs (a "CPO General Meeting"). Whenever any Holder gives a notice to the Depositary or the Custodian containing a request for a CPO General Meeting concerning any business of the Trust or at which holders of CPOs may be entitled to vote, the Custodian shall, as a holder of CPOs, give notice to the Common Representative containing such request in the same form as provided in the notice from such Holder. Such notice by the Custodian shall state that it is given in the Custodian's capacity as the holder of that number of CPOs represented by the American Depositary Shares evidenced by the Receipts held by such Holder. In order for holders of CPOs to be entitled to attend CPO General Meetings, such holders must request from Indeval, through an authorized depositary, not less than two days prior to the date fixed for the meeting, a deposit receipt and must submit such receipt with the institution designated for such purposes in the notice for such meeting on or before the date prior to the date fixed for the meeting. Persons appointed by an instrument in writing as proxy for a holder or holders of CPOs will be entitled to attend CPO General Meetings.

(15)           Changes Affecting Deposited Securities. Upon any change in par value, split-up, consolidation, cancellation or any other reclassification of Deposited Securities, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting the Company or to which it is a party, any securities that shall be received by the Depositary in exchange for, or in conversion, replacement or otherwise in respect of, Deposited Securities shall be treated as Deposited Securities under the Deposit Agreement; and, the Depositary may, with the Company's approval, and shall, if the Company shall so request, execute and deliver additional Receipts in respect of such securities as in the case of a dividend of Shares or call for the surrender of outstanding Receipts to be exchanged for new Receipts, reflecting such securities, and to the extent that such additional or new Receipts are not delivered this Receipt shall thenceforth evidence American Depositary Shares representing the right to receive the Deposited Securities including the securities so received.

(16)           Reports; Inspection of Register. The Depositary will make available for inspection by Holders at the Depositary's Office, at the office of the Custodian and at any other designated transfer offices any reports and communications received from the Company which are both (a) received by the Depositary, the Custodian or the nominee of either as the holder of the Deposited Securities and (b) made generally available to the holders of Deposited Securities by the Company. The Depositary will also mail or make available to Holders copies of such reports when furnished by the Company as provided in the Deposit Agreement. The Depositary will keep, at its transfer office in the Borough of Manhattan, The City of New York, a register for the registration of Receipts and their transfer that at all reasonable times will be open for inspection by the Holders and the Company; provided that such inspection shall not be for the purpose of communicating with Holders in the interest of a business or object other than the business of the Company or a matter related to the Deposit Agreement or the Receipts.

(17)           Withholding. In connection with any distribution to Holders, the Company will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld by the Company and owing to such authority or agency by the Company; and the Depositary and the Custodian will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld by the Company and owing to such authority or agency by the Depositary or the Custodian. If the Depositary determines that any distribution in property other than cash (including Shares or rights) on Deposited Securities is subject to any tax that the Depositary or the Custodian is obligated to withhold, the Depositary may dispose of all or a portion of such property in such amounts and in such manner as the Depositary deems necessary and practicable to pay such taxes, by public or private sale, and the Depositary shall distribute the net proceeds of any such sale or the balance of any such property after deduction of such taxes to the Holders entitled thereto.

(18)           Liability of the Company and the Depositary. Neither the Depositary, its agents nor the Company shall incur any liability if, by reason of any present or future law, the provisions of or governing any Deposited Security, moratorium, act of God, war or other circumstance beyond its control, the Depositary, its agents or the Company shall be prevented or forbidden from, or subjected to any civil or criminal penalty on account of, or delayed in, doing or performing any act or thing which by the terms of the Deposit Agreement it is provided shall be done or performed. Each of the Company, the Depositary and their agents assumes no obligation and shall be subject to no liability under the Deposit Agreement or this Receipt to Holders or other persons, except to perform such obligations as are specifically set forth and undertaken by it to perform in the Deposit Agreement without gross negligence or bad faith. Neither the Depositary, the Company nor their agents will be (a) under any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or this Receipt that in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense and liability be furnished as often as may be required or (b) liable for any action or inaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Shares for deposit, any Holder, or any other person believed by it to be competent to give such advice or information. The Depositary, the Company and their agents may rely and shall be protected in acting upon any written notice, request, direction or other document believed by them to be genuine and to have been signed or presented by the proper party or parties. The Depositary and its agents will not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, for the manner in which any such vote is cast or for the effect of any such vote. The Depositary and its agents may own and deal in any class of securities of the Company and its affiliates and in Receipts. The Company has agreed to indemnify the Depositary, the Custodian, any Receipt registrar, co-transfer agent, co-registrar or other agent of the Depositary appointed under the Deposit Agreement (the "indemnified persons") against any loss, liability or expense (including reasonable fees and expenses of counsel) that may arise (a) out of acts performed or omitted in connection with the Deposit Agreement and the Receipts, (i) by any indemnified person, except to the extent that any such loss, liability or expense is due to the negligence or bad faith of, or breach of this Agreement by, such indemnified person, or (ii) by the Company or any of its agents, or (b) out of or in connection with any offer or sale of Receipts, American Depositary Shares, Shares or any other Deposited Securities or any registration statement under the Securities Act of 1933 in respect thereof (other than a registration statement on Form F-6), except to the extent such loss, liability or expense arises out of information (or omissions from such information) relating to such indemnified person, furnished in writing to the Company by such indemnified person expressly for use in a registration statement under the Securities Act of 1933. Each indemnified person shall indemnify, defend and save harmless the Company against any loss, liability or expense incurred by the Company in connection with the Deposit Agreement and the Receipts due to the negligence or bad faith of such indemnified person. The Depositary shall not be liable for the acts or omissions made by any securities depository, clearing agency or settlement system in connection with or arising out of book-entry settlement of Deposited Securities or otherwise.    The Depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any Custodian that is not a branch or affiliate of JPMorgan Chase Bank, N.A.   The Depositary shall be under no obligation to inform Holders or any other holders of an interest in an American Depositary Share about the requirements of Mexican law, rules or regulations or any changes therein or thereto.   Neither the Depositary nor any of its agents shall be liable to Holders or beneficial owners of interests in American Depositary Shares or to any other persons or entities for any indirect, special, punitive or consequential damages (including, without limitation, lost profits) of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought.

(19)           Resignation and Removal of Depositary; the Custodian. The Depositary may at any time resign as Depositary under the Deposit Agreement by written notice of its election so to do delivered to the Company or be removed by the Company by written notice of such removal delivered to the Depositary, such resignation or removal to take effect upon the appointment of and acceptance by a successor depositary as provided in the Deposit Agreement. The Depositary may at any time appoint substitute or additional Custodians and the term “Custodian” refers to each Custodian or all Custodians as the context requires.

(20)           Amendment of Deposit Agreement and Receipts. The Receipts and the Deposit Agreement may be amended by agreement between the Company and the Depositary. Any amendment that shall impose or increase any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs, transfer or registration fees for the registration of transfers of deposited Shares and other Deposited Securities and expenses of the Depositary in connection with conversion of foreign currency into U.S. dollars) or that shall otherwise prejudice any substantial existing right of Holders, shall not, however, become effective as to outstanding Receipts until the expiration of 30 days after notice of such amendment shall have been given to the Holders. Every Holder at the expiration of such 30 days shall be deemed by holding such Receipt to consent and agree to such amendment and to be bound by the Deposit Agreement or the Receipt as amended thereby. In no event shall any amendment impair the right of the Holder hereof to surrender this Receipt and receive therefor the Deposited Securities represented hereby, except in order to comply with mandatory provisions of applicable law.

(21)           Termination of Deposit Agreement. The Depositary will upon termination of the Trust or at any time at the direction of the Company terminate the Deposit Agreement by mailing notice of such termination to the Holders at least 30 days prior to the date fixed in such notice for such termination. The Depositary may terminate the Deposit Agreement, upon the notice set forth in the preceding sentence, at any time after 90 days after the Depositary shall have resigned, provided that no successor depositary shall within such 90 days have been appointed and accepted its appointment within such 90 days. After the date so fixed for termination, the Depositary will perform no further acts under the Deposit Agreement, except to advise Holders of such termination, receive and hold distributions on Deposited Securities (or sell property or rights or convert Deposited Securities into cash) and deliver Deposited Securities being withdrawn. As soon as practicable after the expiration of six months from the date so fixed for termination, the Depositary shall sell the Deposited Securities and shall thereafter (as long as it may lawfully do so) hold in a segregated account the net proceeds of any such sale, together with any other cash then held by it under the Deposit Agreement, without liability for interest, in trust for the pro rata benefit of the Holders of Receipts not theretofore surrendered.

(22)           Indeval. Notwithstanding any contrary provision of this Receipt, so long as the Shares, and any rights thereto are eligible for book-entry transfer through Indeval and are so transferred, the Custodian may accept for deposit and hold Shares and rights thereto pursuant to Paragraphs (4), (12) and (15), by the crediting thereof to an account maintained for such purpose by the Custodian at Indeval, and may deliver Shares or other Deposited Securities pursuant to Paragraphs (2), (4), (12), (15) and (21), by the crediting thereof to an account maintained by or for the person entitled thereto at Indeval, in lieu of the delivery of certificates representing Shares or such rights, but subject to the other provisions of this Receipt and the Deposit Agreement.

(23)           The Trust. National Financiera, S.N.C., is Trustee under the Trust which was created under the Regulations to the Law to Promote Mexican Investment and Regulate Foreign Investment effective as of May 17, 1989 designed to permit non-Mexican investment in Mexican corporations by removing voting rights otherwise appertaining to such investments without affecting the economic consequences of such investments. The Trust operates through Indeval, the central depository for participants trading on the Mexican Securities Exchange, which maintains ownership records of the CPOs in book-entry form. The principal executive office of the Trustee is located as of the date of the Deposit Agreement at Insurgentes Sur 1971, Torre Sur, 01020, Mexico D.F., Mexico. The terms of the Trust, upon which the Stock may be deposited and CPOs issued, are briefly described as follows (which description is qualified by and subject to the terms of the Trust, copies of which in Spanish and in an English translation are on file at the Depositary's Office, the office of the Custodian and at any other designated transfer office for Receipts): (i) each CPO represents one share of Stock; (ii) the CPOs have no voting rights, except as discussed in (vii) below; (iii) dividends on the Stock are credited to CPO holder's accounts by Indeval, upon receipt thereof from the Company; (iv) CPO holders receive notices, reports and proxy solicitation materials at the same times as direct holders of Stock receive such materials; (v) any rights pertaining to the Stock are transferred to CPO holders through Indeval, at the same time as direct holders of Stock receive any such rights; (vi) any securities resulting from dividends, splits or plans of reorganization are distributed to CPO holders through Indeval, at the same time as direct holders of Stock receive any such rights; (vii) Section 5 of the Mexican General Law of Credit Instruments and Operations, Articles 346 et seq., provided as of the date of the Deposit Agreement, among other things, that the Trust may be amended by holders of a majority of the CPOs and must be terminated after 30 years (unless rolled into new trusts under similar terms); (viii) any CPO holder may confirm his position on the Trust's transfer books but may not inspect same or obtain any list of holders of CPOs; (ix) only CPO holders who are Mexican nationals may withdraw Stock upon surrender of CPOs; and (x) the Trust does not limit the liability of the Trustee. No fees or charges are imposed directly or indirectly against CPO holders.